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FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-B                       EXHIBIT 20
Monthly Statement to Certificateholders
Servicer:  The Fifth Third Bank
Trustee:  Harris Trust and Savings Bank


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                                                Collection Period:                    01-Jul-98            31-Jul-98
                                                Distribution Date:                    17-Aug-98

                                                                                                       Per $1,000 of
                                                                                                          Original
Statement for Class A and Class B Certificateholders Pursuant                                         Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                              Certificate Amount
                                                                                                     ------------------
(i)    Principal Distribution
           Class A Certificate Amount                                           $   8,523,987.24       $ 22.20691021
           Class B Certificate Amount                                           $     641,590.44       $ 22.20650838

(ii)   Interest Distribution
           Class A Certificate Amount                                           $     672,463.85       $  1.75192007
           Class B Certificate Amount                                           $      52,580.32       $  1.81989201

(iii)  Servicing Fee                                                            $     112,105.77       $  0.27161623

(iv)   Class A Certificate Balance (after principal distributions)              $ 116,585,565.94
       Class A Pool Factor (after principal distributions)                             0.3037317
       Class B Certificate Balance (after principal distributions)              $   8,775,780.57
       Class B Pool Factor (after principal distributions)                             0.3037443

(v)    Total Pool Balance (end of Collection Period)                            $ 125,361,346.51

                                                                                   Current Period        Cumulative
                                                                                   --------------      --------------

(vi)   Defaulted Receivables                                                    $     144,734.10       $ 6,427,523.11
       Liquidation Proceeds                                                           234,931.59         2,932,301.07
                                                                                    -------------      --------------
       Aggregate Net Losses                                                     $     (90,197.49)      $ 3,495,222.04
                                                                                    ============       ==============

(vii)  Aggregate Principal Balance of Receivables
         Repurchased by Seller or Servicer:
           Principal Portion                                                    $             -
           Interest Portion                                                     $             -

(viii) Class A Interest Carryover Shortfall                                     $             -
       Class B Interest Carryover Shortfall                                     $             -
       Class A Principal Carryover Shortfall                                    $             -
       Class B Principal Carryover Shortfall                                    $             -

(ix) Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                            $   6,268,067.33

(x) Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                       $   6,268,067.33
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